UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2011

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Distributions Declared

On September 27, 2011, the board of directors (the “Board”) of Dividend Capital Total Realty Trust Inc. (the “Company”) authorized a quarterly distribution of $0.125 per share of common stock for the fourth quarter 2011, which will be payable to stockholders of record as of the close of business on each day during the period, from October 1, 2011 through and including December 31, 2011, prorated for the period of ownership. If paid each day for a 365-day period, this distribution would equal a 5.0% annualized rate based on a purchase price of $10.00 per share, and a 5.9% annualized rate based on the estimated value per share of $8.45, established by the Board as of March 11, 2011. The payment date for such distribution is expected to be on or about January 15, 2012.

In connection with the declaration of distributions, the Company is mailing a letter to stockholders discussing the reduction in the annualized distribution rate declared for the fourth quarter of 2011. A copy of the letter appearing as Exhibit 99.1 to this Current Report on Form 8-K is furnished and not filed pursuant to Regulation FD.

Extension of Deadline to Terminate Participation in Distribution Reinvestment Plan

Under the Company’s Third Amended and Restated Distribution Reinvestment Plan (the “DRIP”), in the event that any stockholder participating in the DRIP desires to terminate his or her participation, he or she may do so by delivering a written notice to the Company. Under normal circumstances, such written notice must be received prior to the last day of a quarter to be effective for the distribution paid with respect to such quarter. However, with respect to the third quarter 2011 distribution, which is expected to be paid on October 15, 2011, the Board has decided to extend this deadline to October 5, 2011. Accordingly, all properly completed written requests to terminate DRIP participation that are received by the Company on or before October 5, 2011 will be effective with respect to the third quarter 2011 distribution.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Letter to Stockholders dated September 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.

September 29, 2011

	By:	/S/ M. KIRK SCOTT
M. Kirk Scott Chief Financial Officer